Prospectus Supplement filed under Rule 424(b)(3)
                                       Registration No. 333-07899

                      Prospectus Supplement

The Prospectus dated August 13, 1996, relating to the offer for resale of up to $200,650,000 aggregate principal amount of the Continental Airlines, Inc. 6-3/4% Convertible Subordinated Notes due April 15, 2006 is hereby supplemented as follows:

1)   "Jeffries & Co. Inc." is added to the table of Selling
     Holders on page 39 with a Principal Amount of Registered
     Notes owned as of January 27, 1997 of $500,000.

2)   "Forest Fulcrum Fund Ltd." is added to the table of Selling
     Holders on page 39 with a Principal Amount of Registered
     Notes owned as of January 21, 1997 of $103,000.

3)   "Forest Fulcrum Fund L.P." is added to the table of Selling
     Holders on page 39 with a Principal Amount of Registered
     Notes owned as of January 21, 1997 of $1,097,000.

   The date of this Prospectus Supplement is January 30, 1997.